Exhibit 23.4
Consent of Independent Auditors
The Board of Directors
Robin Hood Holdings Limited:
We consent to the use of our report dated August 13, 2009, with respect to the consolidated balance sheets of Robin Hood Holdings Limited and subsidiaries as of December 31, 2008 and 2007, and the related consolidated income statements, consolidated statements of changes in equity, and consolidated cash flow statements for the years then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG
Registered Auditors
Pieta, Malta
August 17, 2009